EXHIBIT 99.1

NEWS RELEASE

Contact:

Michael Kady

For Release:

Immediately

1-800-345-9680

Quipp, Inc. Announces Strategic Evaluation and Related

18 Month Extension of Shareholder Rights Plan

Miami, FL, February 28, 2006 – Quipp, Inc. (NasdaqNM: QUIP) today released the following announcement:

Over the past several months, Quipp has received communications from entities expressing an interest in the possible acquisition of the company.  Quipp did not initially seek such interest. Quipp believes that its strong financial condition and long history of generating cash internally provides more than adequate resources to continue operations as currently conducted.

Nevertheless, in part due to the communications described above, Quipp’s Board of Directors has decided to evaluate strategic alternatives to determine whether a strategic transaction, including a possible sale of the Company, is feasible and desirable.  Quipp believes that any such evaluation should be conducted through an appropriate process under the supervision of its Board of Directors and with the assistance of an investment banker.  Accordingly, Quipp has engaged Capitalink L.C., of Coral Gables, Florida, to assist it in this endeavor.  Capitalink has previously rendered investment banking services to Quipp, including in connection with Quipp’s recent acquisition of Newstec, Inc.

Quipp has not determined to sell the Company.  It is possible that, as a result of its evaluation, Quipp will conclude that a sale is not in its best interest and will determine to continue its current mode of operations, or consider other alternatives.  Moreover, Quipp is not modifying its previously disclosed acquisition strategy and will maintain management focus on expanding the business while strategic options are being reviewed.

In order to facilitate the effectiveness of the evaluation process, Quipp’s Board has extended, for another 18 months, the expiration date of its shareholder rights plan, which was adopted in March 2003 and had been scheduled to expire on March 2, 2006.  The new expiration date is September 4, 2007.  Quipp believes that this extension will help to insure the orderly completion of the evaluation process.

Quipp, Inc., through its subsidiaries, Quipp Systems, Inc. and Newstec, Inc., designs, manufactures and installs material handling systems and equipment to facilitate the automated inserting, assembly, bundling and movement of newspapers from the printing press to the delivery truck.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that address, among other things, whether a sale of Quipp may occur, possible continuation of Quipp’s current mode of operations or other alternative actions, and maintenance of management focus on expanding the business.  Actual results could differ materially from those described in the forward-looking statements due to, among other things, the results of the strategic evaluation described in this press release, unanticipated business developments and economic conditions generally and in the newspaper industry.